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                                                           EXHIBIT 5.1


                        JONES, DAY, REAVIS & POGUE
                           599 Lexington Avenue
                            New York, NY 10022


                             October 29, 1997

Alliant Techsystems, Inc.
600 Second Street, N.E.
Hopkins, MN 55343

    Re:  REGISTRATION STATEMENT ON FORM S-3 FOR 2,812,069 SHARES
         OF COMMON STOCK OF ALLIANT TECHSYSTEMS INC.


Ladies and Gentlemen:

    We are acting as counsel to Alliant Techsystems Inc., a Delaware corporation (the "Company"), in connection with the offering and sale by Hercules Incorporated (the "Selling Stockholder") of 2,812,069 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company has filed a Registration Statement on Form S-3 (333-38775) (as amended, the "Registration Statement") to register under the Securities Act of 1933 the offering of the Shares. Except as otherwise defined herein, capitalized terms that are defined in the Registration Statement are used herein as so defined.

    We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and are nonassessable.

         In rendering the foregoing opinion, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware as in effect on the date hereof.

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Alliant Techsystems Inc.
October 29, 1997
Page 2


         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters."

                                              Very truly yours,



                                              /s/ JONES, DAY, REAVIS & POGUE